EXHIBIT 99.1
AMERICAN PACIFIC – News Release
Contact: Dana M. Kelley – (702) 735-2200
E-mail: InvestorRelations@apfc.com
Website: www.apfc.com
AMERICAN PACIFIC REPORTS FISCAL 2009 RESULTS
LAS VEGAS, NEVADA, December 22, 2009 — American Pacific Corporation (NASDAQ: APFC) today reported financial results for its fiscal 2009 year and fourth quarter ended September 30, 2009.
We provide non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data.
FINANCIAL SUMMARY
Quarter Ended September 30, 2009 Compared to Quarter Ended September 30, 2008
•	Revenues decreased $7.6 million, or 11%, to $63.6 million from $71.2 million.

•	Operating loss was $4.2 million, including an environmental remediation charge of $13.7 million, compared to operating income of $9.9 million.

•	Adjusted EBITDA was $14.1 million for each period.

•	Net loss was $4.6 million, including an after-tax environmental remediation charge of $8.2 million, compared to net income of $4.3 million.

•	Diluted loss per share was $0.61, including an environmental remediation charge of $1.09 per share, compared to diluted earnings per share of $0.57.
Year Ended September 30, 2009 (“Fiscal 2009”) Compared to Year Ended September 30, 2008 (“Fiscal 2008”)
•	Revenues decreased $6.0 million, or 3%, to $197.1 million from $203.1 million.

•	Operating income decreased to $1.8 million, including an environmental remediation charge of $13.7 million, from $24.9 million.

•	Adjusted EBITDA decreased to $32.6 million from $42.8 million.

•	Net loss was $6.0 million, including an after-tax environmental remediation charge of $8.2 million, compared to net income of $9.0 million.

•	Diluted loss per share was $0.80, including an environmental remediation charge of $1.09 per share, compared to diluted earnings per share of $1.18.
The condensed consolidated financial statements herein include the results of our Fiscal 2009 acquisition of Marotta Holdings Limited (subsequently renamed Ampac ISP Holdings Limited), effective on October 1, 2008.
CONSOLIDATED RESULTS OF OPERATIONS
Revenues – For our Fiscal 2009 fourth quarter, revenues decreased 11% to $63.6 million, reflecting increases of 26% and 126% for Specialty Chemicals segment and Aerospace Equipment segment revenues, respectively, offset by a decrease of 41% in Fine Chemicals segment revenues. For Fiscal 2009, revenues decreased 3% to $197.1 million, reflecting 9% and 104% increases in Specialty Chemicals segment and Aerospace Equipment segment revenues, respectively, offset by a 23% decline in Fine Chemicals segment revenues.
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Page 1 of Exhibit 99.1

See further discussion under Segment Highlights.
Cost of Revenues and Gross Margins – For our Fiscal 2009 fourth quarter, cost of revenues was $42.0 million compared to $50.2 million for the prior fiscal year fourth quarter. The consolidated gross margin percentage was 34% and 29% for our Fiscal 2009 and Fiscal 2008 fourth quarters, respectively. For Fiscal 2009, cost of revenues was $136.3 million compared to $135.4 million for the prior fiscal year. The consolidated gross margin percentage was 31% and 33% for Fiscal 2009 and Fiscal 2008, respectively.
One of the most significant factors that affects, and should continue to affect, the comparison of our consolidated gross margins from period to period is the change in revenue mix between our segments. The revenue contribution by each of our segments is indicated in the following table.

	Three Months Ended		Year Ended
	September 30,		September 30,
	2009	2008	2009	2008

Fine Chemicals	44%	66%	48%	61%
Specialty Chemicals	33%	24%	32%	28%
Aerospace Equipment	18%	7%	17%	8%
Other Businesses	5%	3%	3%	3%

Total Revenues	100%	100%	100%	100%

In addition, consolidated gross margins for our Fiscal 2009 periods reflect:
•	Improvements in Specialty Chemicals segment gross margin percentage primarily due to a reduction in amortization expense.

•	A decrease in Fine Chemicals segment gross margin percentage primarily due to manufacturing inefficiencies in the first half of Fiscal 2009 and volume declines.

•	Improvements in Aerospace Equipment segment gross margin percentage led by improvements in its European operations.
See further discussion under Segment Highlights.
Operating Expenses – For our Fiscal 2009 fourth quarter, operating expenses increased $1.0 million to $12.0 million from $11.0 million for the fourth quarter of the prior fiscal year primarily as a result of:
•	An increase in Fine Chemicals segment operating expenses primarily due to a $0.3 million favorable adjustment to incentive compensation expense in the Fiscal 2008 fourth quarter that did not recur in the Fiscal 2009 fourth quarter. No Fine Chemicals segment incentive compensation was accrued in Fiscal 2009.

•	An increase in Aerospace Equipment segment operating expenses primarily due to additional operating expenses of $0.8 million resulting from the acquisition of AMPAC ISP Holdings Limited.

•	A decrease in corporate expenses, primarily due to a decrease of $0.3 million in incentive compensation, as a result of recording no incentive compensation in Fiscal 2009.

•	Other increases of $0.2 million.
For Fiscal 2009, operating expenses increased $2.4 million to $45.3 million from $42.9 million for Fiscal 2008 as a result of:
•	A $0.9 million decrease in Fine Chemicals segment incentive compensation, as a result of recording no incentive compensation in Fiscal 2009.

•	An increase in Specialty Chemicals segment operating expenses primarily due to an increase of $0.3 million in employee benefit costs and an increase of $0.3 million in lab and research and development costs.
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Page 2 of Exhibit 99.1

•	An increase in Aerospace Equipment segment operating expenses primarily due to additional operating expenses in the amount of $2.5 million resulting from the acquisition of AMPAC ISP Holdings.

•	A decrease in corporate expenses, primarily including a decrease in incentive compensation of $1.4 million as a result of recording no incentive compensation in Fiscal 2009, offset partially by increases in payroll and related costs of $0.7 million, rent of $0.6 million and stock-based compensation of $0.6 million.

•	Other decreases of $0.3 million.
Environmental Remediation Charge – Late in Fiscal 2009, we received an initial groundwater model that indicated that groundwater emanating from our environmental remediation site in Henderson, Nevada appears to be moving toward our existing perchlorate remediation facility at a much slower pace than previously estimated. As a result, utilization of our existing facility alone, at this lower groundwater pace, could, according to this groundwater model, extend the life of our existing remediation project to in excess of fifty years. We believe that we should be able to reduce the total program time significantly, and ultimately the total cost of the program, by installing additional groundwater extraction wells in the deeper, more concentrated areas, thereby providing a more aggressive treatment. This change in our approach resulted in a charge to our earnings in Fiscal 2009 in the amount of $13.7 million, comprised of an estimate of approximately $9.6 million to design, engineer, construct and install the additional equipment and approximately $4.1 million to operate and maintain the additional equipment post-installation. With the additional equipment, we estimate that the more likely total remaining remediation project life would be 13 to 23 years, with our accrual based on a project life of 13 years. We believe that the benefits of the potentially reduced program time and the potential overall cost reductions support our investment into additional equipment. Due to uncertainties inherent in early stage estimates, our estimate may later require significant revision as new facts become available and circumstances change.
SEGMENT HIGHLIGHTS
Fine Chemicals Segment
Our Fine Chemicals segment reflects the operating results of our wholly-owned subsidiary Ampac Fine Chemicals LLC (“AFC”).
Quarter Ended September 30, 2009 Compared to Quarter Ended September 30, 2008
•	Revenues were $27.7 million compared to revenues of $47.3 million.

•	Operating income of $2.7 million compared to $6.8 million.

•	Segment EBITDA was $6.0 million, or 22% of segment revenues, compared to Segment EBITDA of $10.2 million, also 22% of segment revenues.
Year Ended September 30, 2009 Compared to Year Ended September 30, 2008
•	Revenues were $95.5 million compared to revenues of $124.2 million.

•	Operating income of $2.3 million compared to $16.2 million.

•	Segment EBITDA was $15.2 million, or 16% of segment revenues, compared to Segment EBITDA of $29.1 million, or 23% of segment revenues.
The decrease in Fine Chemicals segment revenues for the Fiscal 2009 fourth quarter compared to the prior fiscal year fourth quarter is primarily due to a decrease in revenues from core anti-viral products, offset partially by increases in core oncology and core central nervous system products. The decrease in anti-viral products revenue is a continuation of the decline that our Fine Chemicals segment has experienced during Fiscal 2009. The increases in oncology and central nervous system product revenues in the Fiscal 2009 fourth quarter represent the timing of revenues for these products between the Fiscal 2009 quarters.
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Page 3 of Exhibit 99.1

For Fiscal 2009, the decrease in Fine Chemicals segment revenues, compared to the prior fiscal year, primarily reflects declines in core product revenues from anti-viral products of 30%, central nervous system products of 14%, and oncology products of 13%. Historically, revenues from development products are approximately 5% of Fine Chemicals segment revenues. In Fiscal 2009, development product revenues were approximately 5% of Fine Chemicals segment revenues. Development product revenues include revenues from research products, products which are not yet commercialized, and products which are commercial but for which we are not the current commercial producer. While, in Fiscal 2009, development product revenues as a percentage of Fine Chemicals segment revenues remained at historical levels, we expect that this percentage will increase going forward. Typically, development product activities are the source for future core products.
Anti-viral product revenues declined in Fiscal 2009, as compared to Fiscal 2008, as a result of an approximately 82% reduction in volume for the anti-viral product that was our largest core product in Fiscal 2008. Volume decline for this product is due to our customer’s supply chain strategy and their desire to reduce their current levels of inventory. Revenue declines for this product were partially offset by increases in revenues from one of our other core anti-viral products. The decrease in central nervous system product revenues resulted from a customer reducing its orders for the product until calendar year 2010.
Our Fine Chemicals segment reported operating income of $2.7 million for the Fiscal 2009 fourth quarter and $2.3 million for Fiscal 2009, each representing a significant decline over the prior year periods. The decline in Fine Chemicals segment operating income for the Fiscal 2009 fourth quarter corresponds with the revenue decline for the quarter. The gross margin percentage was consistent between the Fiscal 2009 and 2008 fourth quarters.
The Fiscal 2009 decrease in operating income reflects:
•	The overall decline in revenue volume described above.

•	A decrease in gross margin percentage of approximately eight points for Fiscal 2009. In addition to the above volume factors that contributed to the gross margin decline, the Fiscal 2009 decline in gross margin percentage includes:
•	During the fourth quarter of Fiscal 2008, the implementation of a new process for a large-volume core anti-viral product which experienced start-up difficulties that negatively impacted margins for this product for the first half of Fiscal 2009.

•	A decrease in revenues for central nervous system products, including a price reduction for a large-volume core product.
•	A decrease in incentive compensation, classified as operating expenses, of $0.9 million for Fiscal 2009.
Specialty Chemicals Segment
Our Specialty Chemicals segment revenues include the operating results from our perchlorate, sodium azide and Halotron product lines, with perchlorates comprising 88% and 91% of Specialty Chemicals segment revenues in Fiscal 2009 and Fiscal 2008, respectively.
Quarter Ended September 30, 2009 Compared to Quarter Ended September 30, 2008
•	Revenues increased to $21.3 million from $16.8 million.

•	Operating income was $9.7 million, or 46% of segment revenues, compared to $6.4 million, or 38% of segment revenues.

•	Segment EBITDA was $10.0 million, or 47% of segment revenues, compared to $6.8 million, or 40% of segment revenues.
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Page 4 of Exhibit 99.1

Year Ended September 30, 2009 Compared to Year Ended September 30, 2008
•	Revenues increased to $62.2 million from $57.1 million.

•	Operating income was $26.2 million, or 42% of segment revenues, compared to $23.1 million, or 41% of segment revenues.
•	Segment EBITDA was $27.5 million, or 44% of segment revenues, compared to $26.0 million, or 45% of segment revenues.
The variances in Specialty Chemicals segment revenues reflect the following factors:
•	A 5% increase in perchlorate volume and a 16% increase in the related average price per pound for the Fiscal 2009 fourth quarter.

•	A 17% decrease in perchlorate volume and a 27% increase in the related average price per pound for Fiscal 2009.

•	Sodium azide revenues increased $2.6 million for Fiscal 2009, reflecting increased sales outside the U.S.

•	Halotron revenues decreased $0.6 million for Fiscal 2009 due to less demand.
The increase in perchlorate volume for the Fiscal 2009 fourth quarter reflects the timing of Grade I ammonium perchlorate orders among the Fiscal 2009 quarterly periods. The decrease in perchlorate volume for Fiscal 2009 is primarily due to the completion of the Minuteman III propulsion replacement program in Fiscal 2008 offset partially by increases in demand for space and tactical missile programs. For Fiscal 2009, the greatest contribution to segment revenue was product for the Space Shuttle Reusable Solid Rocket Motor (“RSRM”) program.
The average price per pound increased for the Fiscal 2009 fourth quarter and full year primarily due to the effect of our contractual price-volume matrix, under which price and volume move inversely. In addition, we sold more specialized blend product than in the comparable prior fiscal year periods.
Specialty Chemicals segment operating income was 46% and 42% of segment revenues, for the Fiscal 2009 fourth quarter and year, respectively, compared to 38% and 41% for the prior fiscal periods, reflecting the following factors.
Specialty Chemicals segment gross margin percentage improved five points for the Fiscal 2009 fourth quarter and two points for Fiscal 2009, each compared to the prior year periods. The improvement in the fourth quarter is primarily due to the higher average price per pound. For Fiscal 2009, the improvement is primarily due to a reduction in amortization expense from $1.5 million for Fiscal 2008 to zero for Fiscal 2009. In mid-Fiscal 2008 second quarter, the Specialty Chemicals segment completed the amortization of the value assigned to the perchlorate customer list acquired in the fiscal year ended September 30, 1998.
Operating expenses increased for Fiscal 2009 primarily due to an increase of $0.3 million in employee benefit costs and an increase of $0.3 million in lab and research and development costs.
Aerospace Equipment Segment
Our Aerospace Equipment segment reflects the operating results of our wholly-owned subsidiary Ampac-ISP Corp. and its wholly-owned subsidiaries.
Effective October 1, 2008, we completed the acquisition of Marotta Holdings Limited (subsequently renamed Ampac ISP Holdings Limited) and its wholly-owned subsidiaries (collectively “AMPAC ISP Holdings”). Combined with our existing Aerospace Equipment segment operations in Westcott, U.K., these operations constitute AMPAC ISP Europe.
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Page 5 of Exhibit 99.1

Quarter Ended September 30, 2009 Compared to Quarter Ended September 30, 2008
•	Revenues increased 126% to $11.5 million from $5.1 million.

•	Operating income was $1.4 million compared to $0.5 million.

•	Segment EBITDA was $1.9 million, or 16% of segment revenues, compared to $0.6 million, or 11% of segment revenues.
Year Ended September 30, 2009 Compared to Year Ended September 30, 2008
•	Revenues increased 104% to $33.5 million from $16.4 million.

•	Operating income was $3.0 million compared to $0.7 million.

•	Segment EBITDA was $4.5 million, or 13% of segment revenues, compared to $1.0 million, or 6% of segment revenues.
For Fiscal 2009, Aerospace Equipment segment revenues increased $17.1 million due to both organic growth and the AMPAC ISP Holdings acquisition. AMPAC ISP Holdings contributed $6.0 million in revenues. The remainder of the revenue increase is primarily attributed to this segment’s U.S. operations which experienced success with new contract awards, beginning in the latter part of Fiscal 2008. This improvement in backlog resulted in significant revenue increases for propulsion systems in the Fiscal 2009 periods.
Aerospace Equipment segment operating income was 13% and 9% of segment revenues, for the Fiscal 2009 fourth quarter and year, respectively, compared to 10% and 4% for the prior fiscal periods. The improvement includes increases in gross margin as a percentage of revenues and operating expense increases at a lower rate than revenue increases.
Aerospace Equipment segment gross margin percentage improved two points for each of the Fiscal 2009 fourth quarter and year, each compared to the prior year periods. The improvement is primarily driven by the AMPAC ISP Europe operations which experienced gross margin increases due to greater volumes. This improvement was offset somewhat by lower aggregate margins due to a change in product mix to a greater portion of propulsion systems in Fiscal 2009 as compared to engines in Fiscal 2008.
Aerospace Equipment segment operating expenses increased primarily as a result of additional operating expenses in the amount of $2.5 million from the acquisition of AMPAC ISP Holdings.
AMPAC ISP Holdings contributed segment EBITDA of approximately $0.6 million for Fiscal 2009.
CAPITAL AND LIQUIDITY HIGHLIGHTS
Liquidity — As of September 30, 2009, we had cash balances of $21.7 million and no cash borrowings against our $20.0 million revolving credit line. In addition, we were in compliance with the various covenants contained in our credit agreements.
Operating Cash Flows — Operating activities provided cash of $11.1 million for Fiscal 2009 compared to $20.3 million for the prior fiscal year, resulting in a decrease of $9.2 million.
Significant components of the change in cash flow from operating activities include:
•	A decrease in cash provided by Adjusted EBITDA of $10.2 million.

•	An increase in cash used for working capital accounts of $7.6 million, excluding the effects of interest and income taxes.

•	A decrease in cash taxes paid of $5.7 million.

•	A decrease in cash interest of $0.1 million.

•	An increase in cash used for environmental remediation of $0.1 million.

•	Other increases in cash provided by operating activities of $2.9 million.
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Page 6 of Exhibit 99.1

The increase in cash used for working capital accounts is primarily due to an increase in working capital requirements to support the revenue growth of our Aerospace Equipment segment. In addition, accounts receivable balances for our Specialty Chemicals segment were higher as of September 30, 2009 due to higher revenues in September 2009. These higher accounts receivable balances were substantially collected in October 2009.
We consider these working capital changes to be routine and within the normal production cycle of our products. The production of most fine chemical products requires a length of time that exceeds one quarter. In addition, the timing of Aerospace Equipment segment revenues recognized under the percentage-of-completion method differs from the timing of the related billings to customers. Therefore, in any given quarter, accounts receivable, work-in-progress inventory or deferred revenues can increase or decrease significantly. We expect that our working capital may vary normally by as much as $10.0 million from quarter to quarter.
For Fiscal 2009, we do not anticipate paying federal income taxes based on the anticipated reduction in income and the effects of timing differences in expense deductions. As a result, cash tax requirements are significantly reduced in Fiscal 2009 compared to Fiscal 2008.
Other increases in cash provided by operating activities primarily reflect the timing of contributions to our defined benefit pension plans.
Investing Cash Flows —
•	Capital expenditures decreased by $5.8 million in Fiscal 2009 compared to prior fiscal year primarily due to reductions in growth capital spending for our Fine Chemicals segment.

•	Cash used for acquisition of business reflects the purchase of AMPAC ISP Holdings for $7.1 million, net of cash acquired of $0.4 million.
OUTLOOK
We believe our long-term growth opportunities remain strong. We remain committed to our strategy to provide long-term value through the growth of our Fine Chemicals and Aerospace Equipment segments.
For the fiscal year ending September 30, 2010 (“Fiscal 2010”), we expect consolidated revenues of at least $190.0 million, reflecting the following:
•	Fine Chemicals segment revenues are anticipated to decline slightly from Fiscal 2009, reflecting a substantial increase in development product revenues to approximately 15% of segment revenues, offset by declines in core product revenues. In Fiscal 2009, we began experiencing reduced demand for certain of our core products as a result of order deferrals and demand moving further into the future. We currently anticipate that this condition will continue in Fiscal 2010. We believe that the anticipated increase in development product activities should contribute to the longer-term growth of our core product portfolio as several of the development products that are currently in the clinical stages are showing positive signs for commercial approval.

•	Specialty Chemicals segment revenues are expected to decline by approximately 10%, which we believe is within the expected stable range for this non-growth segment. Perchlorate demand is expected to decline by approximately 50% in Fiscal 2010 from Fiscal 2009. The effect of any demand decline is substantially offset by contractual price increases.

•	Aerospace Equipment segment revenues should continue to grow at a rate of approximately 10%.
Our guidance for Fiscal 2010 Adjusted EBITDA is at least $30.0 million and net income of at least $1.0 million. Our Fiscal 2010 guidance for Adjusted EBITDA is computed by adding estimated amounts for depreciation and amortization of $16.0 million, interest expense of $11.0 million, share-based compensation expense of $1.0 million and income taxes of $1.0 million to estimated net income of $1.0 million. We are anticipating our capital expenditures, which do not include environmental remediation spending, for Fiscal 2010 to range from approximately $10.0 million to approximately $14.0 million.
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Page 7 of Exhibit 99.1

We expect that we will continue to report significant variances in our quarter to quarter trends. For Fiscal 2010, we anticipate a weak first quarter and a strong fourth quarter.
Change in Accounting Standard. Effective October 1, 2009, we adopted a revised accounting standard that requires us to expense acquisition related costs, such as legal fees, when incurred. Under the previous accounting standard, these costs were included in the total cost of an acquisition and capitalized. Our Fiscal 2010 guidance for Adjusted EBITDA includes no amounts for acquisition related costs. Accordingly, should we pursue an acquisition, direct costs associated with that action would be incremental to our guidance.
INVESTOR TELECONFERENCE
We invite you to participate in a teleconference with our executive management covering our Fiscal 2009 financial results. The investor teleconference will be held Tuesday December 22, 2009 at 1:30 p.m., Pacific Standard Time. The teleconference will include a presentation by management followed by a question and answer session. The teleconference can be accessed by dialing (973) 582-2852 between 1:15 and 1:30 p.m., Pacific Standard Time. Please reference conference ID# 48163088. As is our customary practice, a live webcast of the teleconference is being provided by Thomson Financial’s First Call Events. A link to the webcast and the earnings release is available at our website at www.apfc.com, and will be available for replay until a few days before our next quarterly investor teleconference.
RISK FACTORS/FORWARD-LOOKING STATEMENTS
The unaudited financial results included in this release are preliminary. Statements contained in this earnings release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation the statement regarding one of the significant factors that will affect our consolidated gross margins in the future, statements in connection with our anticipated remediation efforts in Henderson, Nevada, including statements regarding estimates of times and costs and associated benefits by taking certain actions in connection with our remediation program, the statement regarding the expected increase in the percentage of development product revenues as a percentage of Fine Chemicals segment revenues, statements regarding our working capital changes and future variations, the statement regarding our anticipated federal income tax payments for Fiscal 2009, and statements in the “Outlook” section of this earnings release. Words such as “anticipate”, “believe”, “estimate”, “expect”, “should”, “could”, “may”, “can” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our expectations will be achieved. Actual results may differ materially from future results or outcomes expressed or implied by forward-looking statements set forth in the release due to risks, uncertainties and other important factors inherent in our business. Factors that might cause actual results to differ include, but are not limited to, the following:
•	We depend on a limited number of customers for most of our sales in our Specialty Chemicals, Aerospace Equipment and Fine Chemicals segments and the loss of one or more of these customers could have a material adverse effect on our financial position, results of operations and cash flows.

•	The inherent limitations of our fixed-price or similar contracts may impact our profitability.

•	The numerous and often complex laws and regulations and regulatory oversight to which our operations and properties are subject, the cost of compliance, and the effect of any failure to comply could reduce our profitability and liquidity.

•	A significant portion of our business depends on contracts with the government or its prime contractors and these contracts are impacted by governmental priorities and are subject to potential fluctuations in funding or early termination, including for convenience, any of which could have a material adverse effect on our operating results, financial condition or cash flows.

•	We may be subject to potentially material costs and liabilities in connection with environmental liabilities.
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Page 8 of Exhibit 99.1

•	Although we have established an environmental reserve for remediation activities in Henderson, Nevada, given the many uncertainties involved in assessing environmental liabilities, our environmental-related risks may from time to time exceed any related reserves.

•	For each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments, most production is conducted in a single facility and any significant disruption or delay at a particular facility could have a material adverse effect on our business, financial position and results of operations.

•	The release or explosion of dangerous materials used in our business could disrupt our operations and cause us to incur additional costs and liability.

•	Disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in prices of raw materials, could adversely impact our operations.

•	Each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments may be unable to comply with customer specifications and manufacturing instructions or may experience delays or other problems with existing or new products, which could result in increased costs, losses of sales and potential breach of customer contracts.

•	Successful commercialization of pharmaceutical products and product line extensions is very difficult and subject to many uncertainties. If a customer is not able to successfully commercialize its products for which AFC produces compounds or if a product is subsequently recalled, then the operating results of AFC may be negatively impacted.

•	A strike or other work stoppage, or the inability to renew collective bargaining agreements on favorable terms, could have a material adverse effect on the cost structure and operational capabilities of AFC.

•	The pharmaceutical fine chemicals industry is a capital-intensive industry and if AFC does not have sufficient financial resources to finance the necessary capital expenditures, its business and results of operations may be harmed.

•	We may be subject to potential liability claims for our products or services that could affect our earnings and financial condition and harm our reputation.

•	Technology innovations in the markets that we serve may create alternatives to our products and result in reduced sales.

•	We are subject to strong competition in certain industries in which we participate and therefore may not be able to compete successfully.

•	Due to the nature of our business, our sales levels may fluctuate causing our quarterly operating results to fluctuate.

•	The inherent volatility of the chemical industry affects our capacity utilization and causes fluctuations in our results of operations.

•	A loss of key personnel or highly skilled employees could disrupt our operations.

•	We may continue to expand our operations in part through acquisitions, which could divert management’s attention and expose us to unanticipated liabilities and costs. We may experience difficulties integrating the acquired operations, and we may incur costs relating to acquisitions that are never consummated.

•	We have a substantial amount of debt, and the cost of servicing that debt could adversely affect our ability to take actions, our liquidity or our financial condition.

•	If we are unable to generate sufficient cash flow to service our debt and fund our operating costs, our liquidity may be adversely affected.

•	Significant changes in discount rates, rates of return on pension assets, mortality tables and other factors could affect our estimates of pension obligations, which in turn could affect future funding requirements and related costs and impact our future earnings.

•	Our shareholder rights plan, Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws discourage unsolicited takeover proposals and could prevent stockholders from realizing a premium on their common stock.

•	Our proprietary and intellectual property rights may be violated, compromised, circumvented or invalidated, which could damage our operations.
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Page 9 of Exhibit 99.1

Readers of this earnings release are referred to our Annual Report on Form 10-K for the year ended September 30, 2008, our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2008, March 31, 2009, and June 30, 2009 and our other filings with the Securities and Exchange Commission for further discussion of these and other factors that could affect our future results. The forward-looking statements contained in this earnings release are made as of the date hereof and we assume no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, except as required by law. In addition, the operating results for the quarter and year ended September 30, 2009 and cash flows for the year ended September 30, 2009 are not necessarily indicative of the results that will be achieved for future periods.
ABOUT AMERICAN PACIFIC CORPORATION
American Pacific Corporation (AMPAC) is a leading custom manufacturer of fine chemicals, specialty chemicals and propulsion products within its focused markets. We supply active pharmaceutical ingredients and advanced intermediates to the pharmaceutical industry. For the aerospace and defense industry we provide specialty chemicals used in solid rocket motors for space launch and military missiles. AMPAC also designs and manufactures liquid propulsion systems, valves and structures for space and missile defense applications. We produce clean agent chemicals for the fire protection industry, as well as electro-chemical equipment for the water treatment industry. Our products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about us can be obtained by visiting our web site at www.apfc.com.
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Page 10 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Consolidated Statements of Operations
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues	$63,594	$71,152	$197,148	$203,129
Cost of Revenues	42,035	50,200	136,295	135,388

Gross Profit	21,559	20,952	60,853	67,741
Operating Expenses	12,030	11,041	45,325	42,865
Environmental Remediation Charges	13,700	—	13,700	—

Operating Income (Loss)	(4,171)	9,911	1,828	24,876
Interest and Other Income, Net	76	145	146	1,366
Interest Expense	2,674	2,730	10,735	10,803

Income (Loss) before Income Tax	(6,769)	7,326	(8,761)	15,439
Income Tax Expense (Benefit)	(2,175)	2,999	(2,802)	6,488

Net Income (Loss)	$(4,594)	$4,327	$(5,959)	$8,951

Earnings (Loss) per Share:
Basic	$(0.61)	$0.58	$(0.80)	$1.20
Diluted	$(0.61)	$0.57	$(0.80)	$1.18
Weighted Average Shares Outstanding:
Basic	7,483,000	7,478,000	7,482,000	7,451,000
Diluted	7,483,000	7,612,000	7,482,000	7,599,000
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Page 11 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Consolidated Balance Sheets
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	September 30,
	2009	2008

ASSETS
Current Assets:
Cash and Cash Equivalents	$21,681	$26,893
Accounts Receivable, Net	44,028	27,445
Inventories	36,356	40,357
Prepaid Expenses and Other Assets	1,811	3,392
Income Taxes Receivable	2,148	1,804
Deferred Income Taxes	6,317	6,859

Total Current Assets	112,341	106,750
Property, Plant and Equipment, Net	114,645	118,608
Intangible Assets, Net	3,553	3,013
Goodwill	3,144	—
Deferred Income Taxes	21,121	13,849
Other Assets	10,037	9,193

TOTAL ASSETS	$264,841	$251,413

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$7,444	$10,554
Accrued Liabilities	5,295	5,526
Accrued Interest	1,650	1,650
Employee Related Liabilities	6,930	6,917
Income Taxes Payable	189	111
Deferred Revenues and Customer Deposits	6,911	3,091
Current Portion of Environmental Remediation Reserves	2,522	996
Current Portion of Long-Term Debt	151	254

Total Current Liabilities	31,092	29,099
Long-Term Debt	110,097	110,120
Environmental Remediation Reserves	24,168	13,282
Pension Obligations	27,720	15,692
Other Long-Term Liabilities	667	258

Total Liabilities	193,744	168,451

Commitments and Contingencies
Shareholders’ Equity
Preferred Stock — $1.00 par value; 3,000,000 authorized; none outstanding	—	—
Common Stock — $0.10 par value; 20,000,000 shares authorized, 7,504,591 and 9,523,541 issued	750	952
Capital in Excess of Par Value	72,322	88,496
Retained Earnings	9,997	15,956
Treasury Stock — none and 2,045,950 shares	—	(17,175)
Accumulated Other Comprehensive Loss	(11,972)	(5,267)

Total Shareholders’ Equity	71,097	82,962

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$264,841	$251,413

— more —

Page 12 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Consolidated Statements of Cash Flow
(Unaudited, Dollars in Thousands)

	Year Ended
	September 30,
	2009	2008

Cash Flows from Operating Activities:
Net Income (Loss)	$(5,959)	$8,951
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation and amortization	16,166	16,454
Non-cash interest expense	632	637
Share-based compensation	767	127
Excess tax benefit from stock option exercises	—	(481)
Deferred income taxes	(2,405)	3,355
Loss (Gain) on sale of assets	76	(416)
Changes in operating assets and liabilities:
Accounts receivable, net	(14,436)	(2,317)
Inventories	2,974	6,666
Prepaid expenses and other current assets	1,620	(1,510)
Accounts payable	(3,474)	(349)
Income taxes	(266)	(919)
Accrued liabilities	(359)	(1,765)
Accrued interest	—	(36)
Employee related liabilities	(462)	(431)
Deferred revenues and customer deposits	2,195	(4,664)
Environmental remediation reserves	12,412	(1,145)
Pension obligations, net	1,346	277
Other	315	(2,101)

Net Cash Provided by Operating Activities	11,142	20,333

Cash Flows from Investing Activities:
Capital expenditures	(9,458)	(15,284)
Acquisition of business, net of cash acquired	(6,725)	—

Net Cash Used by Investing Activities	(16,183)	(15,284)

Cash Flows from Financing Activities:
Payments of long-term debt	(348)	(251)
Issuances of common stock, net	32	381
Excess tax benefit from stock option exercises	—	481
Purchases of treasury stock	—	(193)

Net Cash Provided (Used) by Financing Activities	(316)	418

Effect of Changes in Currency Exchange Rates on Cash	145	—

Net Change in Cash and Cash Equivalents	(5,212)	5,467
Cash and Cash Equivalents, Beginning of Period	26,893	21,426

Cash and Cash Equivalents, End of Period	$21,681	$26,893

— more —

Page 13 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Supplemental Data
(Unaudited, Dollars in Thousands)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2009	2008	2009	2008

Operating Segment Data:
Revenues:
Fine Chemicals	$27,718	$47,267	$95,484	$124,187
Specialty Chemicals	21,270	16,819	62,210	57,097
Aerospace Equipment	11,511	5,085	33,488	16,435
Other Businesses	3,095	1,981	5,966	5,410

Total Revenues	$63,594	$71,152	$197,148	$203,129

Segment Operating Income:
Fine Chemicals	$2,669	$6,820	$2,299	$16,246
Specialty Chemicals	9,708	6,360	26,189	23,128
Aerospace Equipment	1,440	488	3,012	736
Other Businesses	32	682	195	1,022

Total Segment Operating Income	13,849	14,350	31,695	41,132
Corporate Expenses	(4,320)	(4,439)	(16,167)	(16,256)
Environmental Remediation Charge	(13,700)	—	(13,700)	—

Operating Income (Loss)	$(4,171)	$9,911	$1,828	$24,876

Depreciation and Amortization:
Fine Chemicals	$3,318	3,371	$12,943	12,876
Specialty Chemicals	323	433	1,274	2,825
Aerospace Equipment	429	66	1,461	222
Other Businesses	3	3	12	12
Corporate	122	109	476	519

Total Depreciation and Amortization	$4,195	$3,982	$16,166	$16,454

Segment EBITDA (a):
Fine Chemicals	$5,987	$10,191	$15,242	$29,122
Specialty Chemicals	10,031	6,793	27,463	25,953
Aerospace Equipment	1,869	554	4,473	958
Other Businesses	35	685	207	1,034

Total Segment EBITDA	17,922	18,223	47,385	57,067
Less: Corporate Expenses, Excluding Depreciation	(4,198)	(4,330)	(15,691)	(15,737)
Plus: Share-based Compensation	293	37	767	127
Plus: Interest and Other Income, Net	76	145	146	1,366

Adjusted EBITDA (b)	$14,093	$14,075	$32,607	$42,823

Reconciliation of Net Income (Loss) to Adjusted EBITDA (b):
Net Income (Loss)	$(4,594)	$4,327	$(5,959)	$8,951
Add Back:
Income Tax Expense (Benefit)	(2,175)	2,999	(2,802)	6,488
Interest Expense	2,674	2,730	10,735	10,803
Depreciation and Amortization	4,195	3,982	16,166	16,454
Share-based Compensation	293	37	767	127
Environmental Remediation Charge	13,700	—	13,700	—

Adjusted EBITDA	$14,093	$14,075	$32,607	$42,823

(a)	Segment EBITDA is defined as segment operating income (loss) plus depreciation and amortization.

(b)	Adjusted EBITDA is defined as net income (loss) before income tax expense (benefit), interest expense, depreciation and amortization, share-based compensation and environmental remediation charges (if any).
Segment EBITDA and Adjusted EBITDA are not financial measures calculated in accordance with GAAP and should not be considered as an alternative to income (loss) from operations as performance measures. Each EBITDA measure is presented solely as a supplemental disclosure because management believes that each is a useful performance measure that is widely used within the industries in which we operate. In addition, EBITDA measures are significant measurements for covenant compliance under our revolving credit facility. Each EBITDA measure is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.
# # #

Page 14 of Exhibit 99.1